Exhibit 10.10

SUBLEASE

THIS SUBLEASE dated for reference the 4th day of February, 2015,

BETWEEN:

THOMPSON CREEK METALS COMPANY INC.

26 West Dry Creek Circle, Suite 810

Littleton, Colorado 80120

(the “Sublandlord”)

AND:

PRONAI THERAPEUTICS CANADA ULC

2150 – 885 West Georgia Street

Vancouver, British Columbia V6C 2G2

(the “Subtenant”)

WITNESSES THAT WHEREAS:

A.	Pursuant to a lease dated April 12, 2011 (the “Head Lease”), a copy of which is attached hereto as Schedule A to this Sublease, the Head Landlord leased to the Sublandlord, upon and subject to the terms and conditions set forth in the Head Lease, certain premises (the “Premises”) located on the 21st floor of the building (the “Building”) with an address of 885 West Georgia Street, Vancouver, British Columbia, having a Rentable Area of approximately 16,305 square feet and shown outlined on the plan attached as Schedule B to the Head Lease; and

B.	Pursuant to an offer to sublease dated on December 17, 2014 and accepted on or around December 22, 2014 (the “Offer to Sublease”), the Sublandlord and the Subtenant have agreed to enter Into this Sublease in respect of that portion of the Premises known as Suite 2150 and having a Rentable Area of approximately 8,347 square feet, as outlined and hatched on the plan attached as Schedule B to this Sublease (the “Sublet Premises”), on the terms and conditions hereinafter set forth,

NOW THEREFORE in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each of the parties, the parties agree as follows:

1.	Definitions

(a)	“Commencement Date” means May 1, 2015;

(b)	“Expiry Date” means February 27, 2018;

(c)	“Head Landlord’s Consent” means the Head Landlord’s consent to the sublease of the Sublet Premises by the Sublandlord to the Subtenant as contemplated in this Sublease, which consent is required under Section 8.01 of the Head Lease and set out in Section 29 of this Sublease;

(d)	“Sublease Net Rent” means the basic rent for the Sublet Premises specified in Section 3 of this Sublease;

(e)	“Sublease Term” means the term of 34 months, less one day, commencing on the Commencement Date and expiring on the Expiry Date; and

(f)	“Subtenant’s Proportionate Share” means a fraction having as its numerator the Rentable Area of the Sublet Premises and as its denominator the Rentable Area of the Premises (including the Sublet Premises).

Capitalized terms used in this Sublease will have the meanings ascribed to them in the Head Lease, or in this Sublease if defined herein.

2.	Grant of Sublease

The Sublandlord subleases the Sublet Premises to the Subtenant and the Subtenant subleases the Sublet Premises from the Sublandlord for the Sublease Term, on the terms and conditions set forth in this Sublease and the Head Lease. As applied to this Sublease, the words “Landlord” and “Tenant” in the Head Lease will be deemed to refer to Sublandlord and Subtenant, respectively, under this Sublease. The covenants, agreements, provisions and conditions of the Head Lease, to the extent that they relate to the Sublet Premises and to the extent that they are not inconsistent with the terms of this Sublease, are made a part of and incorporated into this Sublease as if recited In full in this Sublease. As between the Sublandlord and the Subtenant, in the event of a conflict between the terms of the Head Lease and the terms of this Sublease, the terms of this Sublease will prevail.

3.	Sublease Net Rent

The Subtenant covenants to pay to the Sublandlord as net rent (the “Sublease Net Rent”), during the Sublease Term, the sum of $217,022.00 per annum (based upon $26.00 per square foot of the Rentable Area of the Sublet Premises per annum), without any deduction, abatement, set-off, counterclaim, or compensation whatsoever, payable in equal consecutive monthly Instalments payable in advance on the first day of each and every month during the Sublease Term.

4.	Sublease Additional Rent

The Subtenant covenants to pay to the Sublandlord as additional rent (the “Sublease Additional Rent”) during the Sublease Term the following amounts:

(a)	the Subtenant’s Proportionate Share of Operating Costs and Taxes, payable by the Sublandlord under the Head Lease, together with any other amounts of Additional Rent attributable to the Sublet Premises; and

(b)	all other costs, damages or other amounts which are the responsibility of the Sublandlord under the Head Lease, to the extent such costs relate to the Sublet Premises, all without any notice, demand, deduction, abatement, set-off, counterclaim or compensation whatsoever, payable on the first day of each calendar month.

5.	Apportionment of Sublease Rent

The Sublease Net Rent and the Sublease Additional Rent (together, the “Sublease Rent”) will be considered as accruing from day to day hereunder. If it is necessary to calculate the Sublease Rent for a period of less than one year or less than one calendar month, an appropriate apportionment and adjustment on a pro rata daily basis will be made.

6.	Taxes

In addition to the Sublease Rent hereunder, the Subtenant will remit to the Sublandlord any goods and services taxes or other taxes or impositions collectible by the Sublandlord for the use of the Sublet Premises by the Subtenant.

7.	Additional Services and Utilities

The Subtenant will be solely responsible for any additional services as described in Section 2.08 of the Head Lease and will arrange with the Head Landlord to have any invoice for such additional services sent directly to the Subtenant. The Subtenant will, within 10 days of receipt of any invoice for such additional services, pay to the Head Landlord therefor at reasonable rates in accordance with the terms of the Head Lease.

8.	Deposit

The Subtenant will pay to the Sublandlord:

(a)	the sum of $66,358.65 (the “Deposit”) (being a sum equal to two months’ Sublease Rent) to be applied to the first and second months’ Sublease Rent; and

(b)	a clean, unconditional, irrevocable letter of credit (the ‘”Letter of Credit”) issued by a chartered bank in the amount of $50,000.00 and in a form acceptable to the Sublandlord, renewable annually with the amount of the Letter of Credit diminishing by 50% at the renewal date each year, both tendered to the Subtenant’s agent, Devencore Company Limited, within 72 hours of the receipt of the Head Landlord’s Consent.

The Deposit (until such time as it is fully drawn down in accordance with Section 8(a) and the Letter of Credit will be held by the Sublandlord, without any liability whatsoever on the part of the Sublandlord for the payment of interest thereon, as security for the faithful performance by the Subtenant of all of the provisions of the Sublease and the Head Lease to be performed or observed by the Subtenant. If the Subtenant fails to pay Sublease Rent or otherwise defaults with respect to any provision of this Sublease, the Sublandlord may:

(c)	fully draw upon the Deposit, if any, or the Letter of Credit and apply all or a portion of that draw for the payment of any rent in default, or for the payment of any other expense which the Sublandlord may incur by reason of the Subtenant’s default, or to compensate the Sublandlord for any loss or damage which the Sublandlord may suffer thereby; or

(d)	if the Letter of Credit has been previously drawn upon, apply all or a portion of any cash held by the Sublandlord from that draw for the payment of any Sublease Rent in default, or for the payment of any other expense which the Sublandlord may incur by reason of the Subtenant’s default, or to compensate the Sublandlord for any loss or damage which the Sublandlord may suffer thereby.

Any excess amount remaining from a draw upon the Letter of Credit after the remedying of the Subtenant’s default will be held by the Sublandlord on the terms and conditions set out herein. If any amount is applied by the Sublandlord, the Subtenant will, forthwith after notice of such application, replenish any funds held by the Sublandlord to the amount set out above.

If the Subtenant performs all of its obligations under this Sublease and the Head Lease, the Letter of Credit, or so much thereof as has not theretofore been applied by the Sublandlord, will be returned by the Sublandlord to the Subtenant within 30 days of the expiration of the Sublease Term. No trust relationship is created herein between the Sublandlord and the Subtenant with respect to the Letter of Credit or the Deposit.

9.	Fixturing Period

Provided the Sublandlord has approved the Subtenant’s insurance and subject to any delay caused by the Subtenant, the Subtenant will have the right to occupy the Sublet Premises from the date of Head Landlord’s Consent (the “Possession Date”) until the Commencement Date (the “Fixturing Period”).

The Sublandlord and the Subtenant agree that during the Fixturing Period:

(a)	the Subtenant will be bound by all of the provisions of this Sublease and the Head Lease, save and except that the Subtenant will not be obligated to pay Sublease Rent;

(b)	the Subtenant will be responsible for maintaining the insurance required by the Head Lease;

(c)	the Subtenant will be entitled to access and occupy the Sublet Premises;

(d)	the Subtenant will be entitled to conduct its business, in accordance with the permitted uses set out herein;

(e)	the Subtenant will at all times have access to the Building and the Sublet Premises as allowed by the Head Lease;

(f)	the Subtenant will have access to, and will only use, the freight elevators of the Building during the Normal Business Hours for the Building as allowed by the Head Lease;

(g)	the Subtenant will have access to certain non-freight elevators of the Building, as determined by the Head Landlord, outside of the Normal Business Hours for the Building: and

(h)	The Fixturing Period shall not be less than seventy (70) days following the Possession Date.

10.	Sublandlord’s Work

Subject to the completion by the Sublandlord of the Sublandlord’s Work (as hereinafter defined) in accordance with this Section 10, the Subtenant will accept the Sublet Premises on an as is, where is” basis in accordance with the terms of this Sublease. The Sublandlord will not be required to perform any work or provide any materials or services in respect of the Sublet Premises whatsoever pursuant to this Sublease, except for the work (the “Sublandlord’s Work”) as expressly set out in Schedule C of this Sublease.

11.	Subtenant’s Work

The Subtenant will perform all work (other than the Sublandlord’s Work) to make the Sublet Premises suitable for the Subtenant’s use at the Subtenant’s sole cost and expense. The Subtenant covenants and agrees that any work performed by the Subtenant will comply with the terms of the Head Lease and is subject to the prior written approval of the Sublandlord and the Head Landlord, which approval will not be unreasonably withheld or delayed.

12.	Furniture and Equipment

All furniture and equipment (collectively, the “Furniture”) set out in Schedule D of this Sublease will be provided on an as is, where is” basis for the exclusive use of the Subtenant until the Expiry Date. The Subtenant, at its option, will either:

(a)	return the Furniture on the Expiry Date in the same condition it was in on the first day of the Fixturing Period, save normal wear and tear; or

(b)	at any time during the Sublease Term, but at least 30 days prior to the Expiry Date, provide the Sublandlord with written notice that It wishes to purchase the Furniture for $1.00, payable at the time the notice is sent to the Sublandlord, and the Subtenant will remove all Furniture from the Sublet Premises on the Expiry Date.

13.	Subtenant’s Covenants

The Subtenant acknowledges having received and read a copy of the Head Lease and covenants and agrees with the Sublandlord:

(a)	except as otherwise provided In this Sublease, to faithfully observe and perform all of the obligations of the “Tenant” under the Head Lease and to be bound by the terms and conditions of the Head Lease in each case as they relate to the Sublet Premises;

(b)	to abide by any rules and regulations governing the use of the Sublet Premises and the Building that are attached to the Head Lease, as the same may be amended from time to time;

(c)	to faithfully observe and perform all of the obligations of the Subtenant under this Sublease;

(d)	not to do or omit to do any act in or around the Sublet Premises which would cause a breach of the Sublandlord’s obligations as the “Tenant” under the Head Lease;

(e)	to promptly pay when due to the authorities having jurisdiction all charges for utilities and all business taxes and rates and personal property taxes (whether imposed upon the Subtenant or otherwise) attributable to the personal property, trade fixtures, business, income or occupancy of the Subtenant and to any leasehold improvements or fixtures within the Sublet Premises, and to the use by the Subtenant or its officers, employees and invitees of any of the common areas of the Building; and

(f)	to indemnify and save harmless the Sublandlord against and from any and all expenses, costs, damages, suits, actions or liabilities arising or growing out of the failure of the Subtenant to perform any of its obligations hereunder and from all claims and demands of every kind and nature made by any person or persons to or against the Sublandlord for all and every manner of costs, damages or expenses incurred by or injury or damage to such person or persons or his, her or their property, to the extent that such claims or demands arise out of the use and occupation of the Sublet Premises by the Subtenant or its officers, employees or any other person authorized or permitted by the Subtenant to be on the Sublet Premises or in or about the Building or any of the above- mentioned, and from all costs, legal fees, expenses and liabilities incurred by reason of any such claim or any action or proceeding brought thereon.

14.	Subtenant’s Breach

If the Subtenant fails to perform any of its obligations herein, the Sublandlord will have all of the remedies against the Subtenant which the Head Landlord has under the Head Lease for a breach thereof, whether expressly set out in the Head Lease or arising in law or equity.

15.	Restoration

At the Expiry Date or earlier termination of this Sublease, the Sublandlord agrees to accept the Sublet Premises in the configuration in which it is structured at the Expiry Date or earlier termination date. The Subtenant will not be responsible for removing or restoring any leasehold improvements in the Sublet Premises and, for clarity, the Subtenant will not be responsible to bring the Sublet Premises to a base building condition. Notwithstanding the foregoing, the Subtenant will be responsible for either removing any wiring from the Sublet Premises on the Expiry Date, if required by the Sublandlord, or reimbursing Sublandlord for its cost in removing any wiring.

16.	Sublandlord’s Covenants

Subject to the due performance by the Subtenant of its obligations herein, the Sublandlord covenants and agrees with the Subtenant:

(a)	for quiet enjoyment of the Sublet Premises;

(b)	to enforce against the Head Landlord for the benefit of the Subtenant the obligations of the Head Landlord under the Head Lease which materially affect the Sublet Premises;

(c)	to perform all of the obligations of the Sublandlord under the Sublease; and

(d)	to perform all of the obligations of the Sublandlord under the Head Lease which materially affect the Sublet Premises, including, without limitation, the payment of Rent that is payable pursuant to the Head Lease.

17.	Use

Unless otherwise agreed between the Head Landlord, the Sublandlord and the Subtenant, the Sublet Premises will be used by the Subtenant solely for the purpose described in the Head Lease, being executive and general office use, and for no other purpose.

18.	Right to Lease If Sublandlord Defaults

The Head Landlord and the Sublandlord covenant and agree that notwithstanding anything to the contrary in this Sublease or the Head Lease, if the Sublandlord is in default, for whatever reason, including the non-payment of Net Rent and Additional Rent, the Head Landlord and the Sublandlord will provide the Subtenant with written notice of such occurrence within 24 hours. The Head Landlord further covenants and agrees that if the Head Lease is terminated due to a default by the Sublandlord and the Sublease Term has not expired or been terminated, the Head Landlord will provide written notice to the Subtenant of such termination and the Subtenant will have a one-time only option to lease the Sublet Premises when it becomes available for lease, provided the Subtenant notifies the Head Landlord in writing that it wishes to lease the Sublet Premises within 15 days of receipt by the Subtenant from the Head Landlord of notice that the Head Lease has been terminated. The term of the lease between the Head Landlord and the Subtenant for the Sublet Premises shall commence on the first day after the Subtenant’s notification to the Head Landlord of the exercise of the Subtenant’s option to lease the Sublet Premises and shall terminate on the expiry of the Sublease Term or any permitted renewal or extension thereof and shall otherwise be on the same terms as the Head Lease, excepting any provisions in respect of Head Landlord’s work, free rent, tenant allowances or other tenant inducements of any kind whatsoever and this option to lease. Upon the Subtenant providing the notification referred to in this section within the required time period, the Subtenant will execute and deliver to the Head Landlord all such documents and instruments as the Head Landlord may reasonably require to evidence the leasing of the Sublet Premises by the Subtenant pursuant to this section.

19.	Subtenant’s Assignment or Subletting

The Subtenant and the Sublandlord agree that with respect to any assignment, subletting or otherwise parting with or sharing possession of the Sublet Premises or any part thereof by the Subtenant, the provisions of the Head Lease apply with the following amendments thereto:

(a)	each reference to “Landlord”, ‘Tenant”, “Lease” and “Premises” will become, respectively, “Sublandlord”, “Subtenant”, “Sublease” and “Sublet Premises”; and

(b)	the Sublandlord will have the additional right to withhold and/or delay its consent if it has not received the prior written consent of the Head Landlord.

Notwithstanding anything to the contrary-in this Sublease or the Head Lease, the Subtenant may assign, sublease or otherwise part with possession of the Sublet Premises or any part thereof to an affiliate (as defined in the Canada Business Corporations Act) of ProNAi Therapeutics Canada ULC (a “Permitted Affiliate”), without the consent of the Sublandlord or the Head Landlord, provided:

(c)	the Subtenant has provided the Sublandlord and the Head Landlord with 30 days’ prior written notice of such assignment;

(d)	such Permitted Affiliate remains an affiliate of ProNAi Therapeutics Canada ULC;

(e)	all of the provisions of Section 8.03 of the Head Lease apply in respect of the assignment or sublease;

(f)	the Subtenant will remain liable under this Sublease and will not be released from performing any of the terms of this Sublease; and

(g)	the Permitted Affiliate enters into an agreement prepared by and in a form satisfactory to the Sublandlord and the Head Landlord in which such Permitted Affiliate covenants directly with the Sublandlord and the Head Landlord to be bound by all of the terms of this Sublease and the Head Lease.

20.	Exercise of Rights

The determination of any state of facts, the promulgation of any rules or regulations or the taking of any other action or exercise of any other rights under the Head Lease which is permitted to be taken by the Head Landlord will, upon written notice to the Subtenant of such action or exercise, be binding upon the Subtenant and the Sublet Premises.

21.	Paramountcy of Head Lease

The Subtenant acknowledges and agrees that it has no greater interest in the Sublet Premises than the Sublandlord under the Head Lease.

22.	Notices

Any notice, demand, request or other instrument which may be or is required to be given under this Sublease shall be transmitted by facsimile or e-mail or sent by registered mail postage prepaid and shall be addressed:

(a)	if to the Sublandlord at

Thompson Creek Metals Company Inc.

26 West Dry Creek Circle, Suite 810

Littleton, Colorado 80120

Attention:

Facsimile:

E-mail:

(b)	if to the Subtenant at:

ProNAi Therapeutics Canada ULC

2150 – 885 West Georgia Street

Vancouver, British Columbia V6C 2G2

Attention:

Facsimile:

E-mail:

Any such notice, demand, request or consent is conclusively deemed to have been given or made on the day upon which such notice, demand, request or consent is delivered or transmitted by facsimile or e-mail, or, if mailed, then 96 hours following the date of mailing, as the case may be, and the time period referred to therein commences to run from the time of delivery or 96 hours following the date of mailing; provided that in the case of a disruption of normal mail service, a notice, demand, request or consent will only be effective if actually delivered or transmitted by facsimile or e-mail. Any party may deliver notice to the other parties changing its address for notices,

23.	Parking

The Sublandlord hereby grants to the Subtenant a license to use up to eight (8) unreserved parking spaces, along with the Sublandlord and the Sublandlord’s other tenants, in the parking facility provided for the Building, which spaces have been made available to the Sublandlord by the Head Landlord on the terms and conditions pertaining to the use of such parking spaces from time to time, including as to payment of any parking fees (at the prevailing market rates applicable from time to time) associated with such parking spaces, all in accordance with Section 11.22 of the Head Lease. The Subtenant shall deal directly with the Head Landlord with respect to its use of any such parking spaces. The Subtenant will indemnify the Sublandlord from any damages, losses or claims arising from the Subtenant’s use of such parking spaces, howsoever arising. If the Subtenant requires additional parking spaces the Subtenant will arrange for such additional parking directly with the Head Landlord.

24.	Further Assurances

Each party agrees to execute such further assurances as may be reasonably required from time to time by any other party to more fully effect the true intent of this Sublease.

25.	Entire Agreement

This Sublease sets forth all of the agreements, covenants, representations, warranties and conditions between the Head Landlord, the Sublandlord and the Subtenant concerning the Sublet Premises and there are no agreements, covenants, representations, warranties or conditions, express or implied, collateral or otherwise between the parties, except as expressly set forth in this Sublease.

26.	Waiver

No waiver by the Sublandlord of a condition or the performance of an obligation of the Subtenant hereunder binds the Sublandlord unless in writing and executed by it, and no waiver given by the Subiandlord will constitute a waiver of any other condition or performance by the Subtenant of Its obligations hereunder in any other case.

27.	Time

Time is of the essence of this Sublease with respect to the covenants contained herein.

28.	Sublease Execution

This Sublease and all subsequent amendments thereto are only binding on the Sublandlord and the Subtenant, respectively, if in writing and executed by authorized signatories for the Sublandlord and the Subtenant and if executed copies thereof have been delivered to each party.

29.	Head Landlord’s Consent Required

It is a condition precedent to this Sublease and all obligations of the Sublandlord to the Subtenant hereunder that the Head Landlord consents to this Sublease. The parties agree to use their commercially reasonable efforts to obtain the consent of the Head Landlord to this Sublease and to provide all such information and assurances (other than third party guarantees or covenants or additional security) is the Head Landlord may reasonably require In this regard. it is further understood that the Subtenant shall not be required to provide any parent company or third party guarantees, no additional security will be provided by the Subtenant other than those agreed to under this Sublease. It is understood that the Head Landlord in granting this consent does not hereby acknowledge or approve of or agree to be bound by any of the remaining terms of this Sublease made between the Sublandlord and the Subtenant other than Sections 15, 18, 19 and this Section 29, but is only consenting to the subletting of the Sublet Premises, subject to the following:

(a)	such consent is limited to the subletting herein and Is restricted to the Subtenant and Sublandlord;

(b)	the granting of this consent will not be deemed to be a waiver of any of the rights of the Head Landlord pursuant to the Head Lease;

(c)	nothing herein contained will be considered as releasing the Sublandlord from the due performance of the Sublandlord’s covenants, agreements and obligations under the Head Lease;

(d)	the subletting hereby authorized will be upon the terms and conditions of this Sublease; and

(e)	the Sublandlord will pay the Head Landlord’s reasonable costs incurred in connection with this consent, including legal costs.

The Subtenant acknowledges that it has read and is familiar with all of the terms, conditions and provisions contained in the Head Lease. In consideration of the Head Landlord consenting to the subletting herein, the Subtenant covenants and agrees with the Head Landlord that, subject to the terms and conditions of this Sublease, it will observe and perform the obligations of the “Tenant” under the Head Lease to the extent applicable to the Sublet Premises and appurtenances thereto. Without limiting the generality of the foregoing, the Subtenant covenants and agrees with the Head Landlord not to assign, sublet or otherwise part with or share possession of the Sublet Premises or any part thereof, except in accordance with Section 19 of this Sublease.

The Sublandlord agrees with the Head Landlord that the consent hereby granted will be subject to the observance and performance of all of the terms, conditions and covenants contained in this Section 29.

30.	Governing Law

This Sublease will be governed in accordance with laws applicable in the province of British Columbia and the parties irrevocably submit to the non-exclusive jurisdiction of the courts of British Columbia.

31.	Enurement

This Sublease will enure to the benefit of, and be binding upon, each of the parties hereto and their successors and permitted assigns.

32.	Severability

The invalidity of any particular provision of this Sublease will not affect any other provision of it, but this Sublease will be construed as if the invalid provision has been omitted.

33.	Counterparts

This Sublease may be executed in any number of counterparts with the same effect as if all parties hereto had all signed the same document. All counterparts will be construed together and will constitute one and the same original document.

34.	Execution by Facsimile or E-Mail

This Sublease may be executed by the parties and transmitted by facsimile or e-mail and if so executed and transmitted, this Sublease will be for all purposes as effective as if the parties had delivered an executed original agreement.

35.	Captions

The captions appearing in this Sublease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Sublease or any provision hereof.

IN WITNESS WHEREOF the parties have duly executed this Sublease as of the date set out above.

The Sublandlord:		The Subtenant:

THOMPSON CREEK METALS COMPANY INC.		PRONAI THERAPEUTICS CANADA ULC

Per:	/s/ Illegible	Per:	/s/ Sukhi Jagpal
	Authorized Signatory		Authorized Signatory

Per:		Per:
	Authorized Signatory		Authorized Signatory

SCHEDULE A

HEAD LEASE

[ATTACH COPY]

SCHEDULE B

PLAN OF THE SUBLET PREMISES

SCHEDULE C

SUBLANDLORD’S WORK

The Sublandlord will, at its own expense, complete the following work for the Sublet Premises in accordance with current standard of the Building and applicable Building Code, as applicable, on or before the commencement of the Fixturing Period, subject to minor deficiencies:

(a)	the Sublet Premises will meet all applicable codes and standards as per the floor plan set out in Schedule B to this Sublease;

(b)	all telecommunications and network cabling will be in good operational condition; and

(c)	be clean and tidy and ready for the Fixturing Period.

Subtenant shall have three (3) business days from the date of mutual Sublease Execution to inspect the Sublet Premises and provide written notice (the “Subtenant’s Notice”) of acceptance of the Sublet Premises, acknowledging substantial completion of the Sublandlord’s Work and listing any deficiencies in the Sublandlord’s Work. For clarity, the Subtenant’s delivery of the Subtenant’s Notice will be deemed to be the Subtenant’s acceptance of the Sublet Premises, subject to the Sublandlord’s correction of the deficiencies listed therein and any deficiencies set out in the Subtenant’s Notice will be remedied on or before the Commencement Date. If the Sublandlord is to remedy any deficiencies, the Sublandlord or the Sublandlord’s contractor(s) shall be able to perform such work during the Fixturing Period and in conjunction with the Subtenant’s Work

SCHEDULE D

FURNITURE AND EQUIPMENT